Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF

VAPOTHERM, INC.

ARTICLE I

Name

The name of the corporation is Vapotherm, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of stock that the Corporation shall have the authority to issue is one thousand (1,000) shares, consisting of one thousand (1,000) shares of common stock, $0.0001 par value per share (the “Common Stock”).

ARTICLE V

Bylaws

The board of directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the bylaws of the Corporation (as the same may be amended and/or restated, the “Bylaws”).

ARTICLE VI

Written Ballots

Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws.

ARTICLE VII

Exculpation

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, modification or repeal. If, after this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

ARTICLE VIII

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated, the “Certificate of Incorporation”), in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

Exclusive Jurisdiction for Certain Actions

Unless the board of directors otherwise consents to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

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